EXHIBIT 99.1
ABM INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS
Sales Increase 6.0% to a Quarterly Record of $689.3 Million
SAN FRANCISCO, CA — September 6, 2006 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor in the United States, today reported income from continuing operations for the third quarter of fiscal 2006 of $17.3 million ($0.35 per diluted share), down 16.2%, compared to $20.6 million ($0.41 per diluted share) for the prior year third quarter. Sales and other income for the third quarter of fiscal 2006 were $689.3 million, up 6.0% from $650.1 million in the third quarter of fiscal 2005.
During the third quarter, we achieved record revenue and quarterly earnings above our previous guidance,” commented Henrik Slipsager, ABM’s president and chief executive officer. “We delivered positive top-line comparisons across our janitorial, parking, security, engineering and lighting segments. Income from continuing operations for the quarter was solid. Our cash flow from operations was strong, generating $30 million for the quarter.”
There were two items that specifically impacted the quarterly comparison for janitorial operations. The third quarter of fiscal 2006 included one more work day than the comparable period in fiscal 2005, unfavorably impacting janitorial fixed-price contracts by approximately $2.4 million pre-tax. In addition, a gender discrimination lawsuit was settled in the third quarter of 2005 for an amount lower than accrued, which increased income from continuing operations by $1.3 million pre-tax in that quarter.
The 2006 actuarial report covering substantially all of the Company’s self-insurance reserves was completed in the third quarter of 2006. The report showed favorable developments in the Company’s California workers’ compensation and general and auto liability claims, offset in part by adverse development in the Company’s workers’ compensation claims outside of California, which resulted in a $7.9 million pre-tax reduction in the Company’s self-insurance reserve in the third quarter of 2006. This reduction was $1.1 million less than the $9.0 million pre-tax reduction in self-insurance reserves recorded in the third quarter of 2005. Of the $7.9 million pre-tax benefit in 2006, $4.7 million pre-tax was recorded by Corporate while $3.2 million pre-tax was allocated to the operating segments.
The Company reported income from continuing operations during the nine months ended July 31, 2006 of $31.6 million ($0.64 per diluted share) on sales and other income of $2.0 billion, compared to $35.1 million ($0.69 per diluted share) on sales and other income of $1.9 billion for the same period last year. The 9.8% year-over-year decrease in income from continuing operations was primarily due to the $2.6 million pre-tax of share-based compensation costs as a result of the adoption of SFAS 123R, and $2.4 million pre-tax of professional fees for the Audit Committee’s independent investigation of the prior year accounting at SSA. Income from continuing operations in 2005 included a $5.0 million pre-tax litigation loss and a $3.4 million pre-tax charge for the amount the Company believes it overpaid SSA LLC, which reserve was reduced by $1.0 million pre-tax in the third quarter of 2006. Also included in 2005 was $2.7

EXHIBIT 99.1
million of income tax benefit resulting from a state tax audit settlement and $1.2 million pre-tax gain on the World Trade Center indemnity payment.
ABM’s financial position remains very strong as the Company ended the quarter with $51.5 million in cash and cash equivalents, $261.8 million in working capital and no long term debt.
“Given the strength of our balance sheet and our cash flow from continuing operations, we remain well positioned to expand our business through a combination of acquisitions and organic growth and to repurchase shares. We expect income from continuing operations for fiscal 2006 will be in the range of $1.80 to $1.85 per diluted share, which includes approximately $45 million or $0.90 per diluted share for the settlement of the business interruption insurance claim related to the destruction of the World Trade Center complex in New York City. We are reviewing strategic investments in our information technology infrastructure. Should we decide to implement these programs and enhancements, there will be one-time costs that are not reflected in our guidance,” Slipsager concluded.
Conference Call
On Thursday, September 7, 2006 at 6:00 a.m. (PDT), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik C. Slipsager, and Executive Vice President and Chief Financial Officer George B. Sundby. The webcast will be accessible at www.irconnect.com/primecast/06/q3/abm  3q2006.html. Listeners are asked to be online at least fifteen minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of three months.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 800-524-4293 within fifteen minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 800-642-1687, and then entering ID # 5032449.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2005 revenues in excess of $2.5 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to:

EXHIBIT 99.1
(1) delays in remediating the material weakness in controls identified in the Company’s security business; (2) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (3) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (4) inadequate technology systems that cannot support the growth of the business; (5) labor disputes that lead to a loss of sales or expense variations; (6) acquisition activity slows or is unsuccessful; (7) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (8) weakness in airline travel and the hospitality industry that affects the results of the Company’s Parking segment; (9) financial difficulties or bankruptcy of a major customer; (10) the loss of long-term customers; (11) intense competition that lowers revenue or reduces margins; (12) an increase in costs that the Company cannot pass on to customers; (13) natural disasters or acts of terrorism that disrupt the Company in providing services; (14) significant accounting and other control costs that reduce the Company’s profitability; and (15) other issues and uncertainties that may include: new accounting pronouncements or changes in accounting policies, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

BALANCE SHEET SUMMARY

	July 31,	October 31,
	2006	2005

	(UNAUDITED)
Assets
Cash and cash equivalents	$51,540,000	$56,793,000
Trade accounts receivable, net	368,903,000	345,104,000
Other current assets	114,199,000	119,556,000

Total current assets	534,642,000	521,453,000
Goodwill	247,869,000	243,559,000
Other intangibles, net	24,759,000	24,463,000
All other assets	113,504,000	114,235,000

Total assets	$920,774,000	$903,710,000

Liabilities
Current liabilities	$272,844,000	$275,074,000
Non-current liabilities	156,212,000	152,710,000

Total liabilities	429,056,000	427,784,000
Stockholders’ Equity	491,718,000	475,926,000

Total liabilities and stockholders’ equity	$920,774,000	$903,710,000

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
	2006	2005

Net cash flows from continuing operating activities	$30,104,000	$(2,221,000)
Net operational cash flows from discontinued operations	—	(690,000)

Net Cash Provided By (Used In) Operating Activities	$30,104,000	$(2,911,000)

Net Cash (Used In) Provided By Investing Activities	$(3,546,000)	$18,297,000

Common stock issued	$5,355,000	$3,662,000
Common stock purchases	—	(27,160,000)
Dividends paid	(5,379,000)	(5,199,000)

Net Cash Used In Financing Activities	$(24,000)	$(28,697,000)

	Nine Months Ended July 31,
	2006	2005

Net cash flows from continuing operating activities	$32,556,000	$7,490,000
Net operational cash flows from discontinued operations	—	372,000

Net Cash Provided By Operating Activities	$32,556,000	$7,862,000

Net Cash Used In Investing Activities	$(19,070,000)	$(5,501,000)

Common stock issued	$11,412,000	$17,387,000
Common stock purchases	(13,942,000)	(31,318,000)
Dividends paid	(16,209,000)	(15,597,000)

Net Cash Used In Financing Activities	$(18,739,000)	$(29,528,000)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2006	2005	(Decrease)

Revenues
Sales and other income	$689,275,000	$650,140,000	6.0%
Gain on insurance claim	—	—	—

Total revenues	689,275,000	650,140,000	6.0%

Expenses
Operating expenses and cost of goods sold	612,434,000	572,759,000	6.9%
Selling, general and administrative expenses	48,428,000	44,417,000	9.0%
Intangible amortization	1,357,000	1,430,000	(5.1)%
Interest expense	122,000	220,000	(44.5)%

Total expenses	662,341,000	618,826,000	7.0%

Income from continuing operations before income taxes	26,934,000	31,314,000	(14.0)%
Income taxes	9,682,000	10,720,000	(9.7)%

Income from continuing operations	17,252,000	20,594,000	(16.2)%
Loss from discontinued operations, net of income taxes	—	(15,000)	—
Gain on sale of discontinued operations, net of income taxes	—	14,221,000	—

Net Income	$17,252,000	$34,800,000	(50.4)%

Net Income Per Common Share — Basic
Income from continuing operations	$0.35	$0.42	(16.7)%
Loss from discontinued operations	—	(0.01)	—
Gain on sale of discontinued operations	—	0.29	—

	$0.35	$0.70	(50.0)%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.35	$0.41	(14.6)%
Loss from discontinued operations	—	(0.01)	—
Gain on sale of discontinued operations	—	0.29	—

	$0.35	$0.69	(49.3)%

Average Common And Common Equivalent Shares
Basic	48,846,000	49,487,000	(1.3)%
Diluted	49,306,000	50,462,000	(2.3)%

	Nine Months Ended July 31,		Increase
	2006	2005	(Decrease)

Revenues
Sales and other income	$2,015,984,000	$1,927,860,000	4.6%
Gain on insurance claim	—	1,195,000	—

Total revenues	2,015,984,000	1,929,055,000	4.5%

Expenses
Operating expenses and cost of goods sold	1,810,932,000	1,731,042,000	4.6%
Selling, general and administrative expenses	150,851,000	142,855,000	5.6%
Intangible amortization	4,428,000	4,264,000	3.8%
Interest expense	366,000	713,000	(48.7)%

Total expenses	1,966,577,000	1,878,874,000	4.7%

Income from continuing operations before income taxes	49,407,000	50,181,000	(1.5)%
Income taxes	17,773,000	15,121,000	17.5%

Income from continuing operations	31,634,000	35,060,000	(9.8)%
Income from discontinued operations, net of income taxes	—	233,000	—
Gain on sale of discontinued operations, net of income taxes	—	14,221,000	—

Net Income	$31,634,000	$49,514,000	(36.1)%

Net Income Per Common Share — Basic
Income from continuing operations	$0.64	$0.71	(9.9)%
Income from discontinued operations	—	—	—
Gain on sale of discontinued operations	—	0.29	—

	$0.64	$1.00	(36.0)%

Net Income Per Common Share — Diluted
Income from continuing operations	$0.64	$0.69	(7.2)%
Income from discontinued operations	—	—	—
Gain on sale of discontinued operations	—	0.29	—

	$0.64	$0.98	(34.7)%

Average Common And Common Equivalent Shares
Basic	49,086,000	49,470,000	(0.8)%
Diluted	49,735,000	50,522,000	(1.6)%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
	2006	2005	(Decrease)

Sales and Other Income
Janitorial	$395,872,000	$384,381,000	3.0%
Parking	115,719,000	102,767,000	12.6%
Security	77,404,000	74,702,000	3.6%
Engineering	71,665,000	60,882,000	17.7%
Lighting	28,097,000	26,877,000	4.5%
Corporate	518,000	531,000	(2.4)%

	$689,275,000	$650,140,000	6.0%

Operating Profit
Janitorial	$23,131,000	$25,165,000	(8.1)%
Parking	4,552,000	4,079,000	11.6%
Security	1,980,000	2,502,000	(20.9)%
Engineering	4,450,000	4,146,000	7.3%
Lighting	116,000	927,000	(87.5)%
Corporate expenses	(7,173,000)	(5,285,000)	35.7%

Operating Profit From Continuing Operations	27,056,000	31,534,000	(14.2)%
Interest expense	(122,000)	(220,000)	(44.5)%

Income from continuing operations before income taxes	$26,934,000	$31,314,000	(14.0)%

	Nine Months Ended July 31,		Increase
	2006	2005	(Decrease)

Sales and Other Income
Janitorial	$1,164,830,000	$1,141,961,000	2.0%
Parking	327,503,000	303,073,000	8.1%
Security	230,978,000	220,465,000	4.8%
Engineering	206,705,000	176,057,000	17.4%
Lighting	84,241,000	85,080,000	(1.0)%
Corporate	1,727,000	1,224,000	41.1%

	$2,015,984,000	$1,927,860,000	4.6%

Operating Profit
Janitorial	$58,786,000	$47,795,000	23.0%
Parking	9,202,000	8,915,000	3.2%
Security	2,442,000	1,856,000	31.6%
Engineering	11,400,000	10,327,000	10.4%
Lighting	700,000	2,421,000	(71.1)%
Corporate expenses	(32,757,000)	(21,615,000)	51.5%

Operating Profit From Continuing Operations	49,773,000	49,699,000	0.1%
Gain on insurance claim	—	1,195,000	—
Interest expense	(366,000)	(713,000)	(48.7)%

Income from continuing operations before income taxes	$49,407,000	$50,181,000	(1.5)%

ABM Industries Incorporated
George B. Sundby
Executive Vice President and
Chief Financial Officer
(415) 733-4000